Exhibit 99.1

FICO Announces Earnings of $1.94 per Share for Second Quarter Fiscal 2020

Revenue of $308 million vs. $278 million in prior year

SAN JOSE, Calif., April 29, 2020 /PRNewswire/ -- FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced results for its second fiscal quarter ended March 31, 2020.

Second Quarter Fiscal 2020 GAAP Results
Net income for the quarter totaled $58.3 million, or $1.94 per share, versus $33.4 million, or $1.10 per share, in the prior year period.

Net cash provided by operating activities for the quarter was $61.5 million versus $47.8 million in the prior year period.

Second Quarter Fiscal 2020 Non-GAAP Results
Non-GAAP Net Income for the quarter was $64.3 million versus $47.3 million in the prior year period. Non-GAAP EPS for the quarter was $2.14 versus $1.56 in the prior year period. Free cash flow for the quarter was $54.8 million versus $43.6 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results" and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Second Quarter Fiscal 2020 GAAP Revenue
The company reported revenues of $308.0 million for the quarter as compared to $278.2 million reported in the prior year period.

"As the world struggles with the pandemic and its economic impact, we are dedicated to standing by our customers to support their decisioning during this critical time," said Will Lansing, chief executive officer. "While we face near-term uncertainty, I'm pleased that our second quarter results were strong and that we are well positioned to manage the challenges in front of us."

Revenues for the second quarter of fiscal 2020 across each of the company's three operating segments were as follows:

  Applications revenues, which include the company's preconfigured decision management applications and associated professional services, were $140.3 million in the second quarter, compared to $141.8 million in the prior year period, a decrease of 1%, due primarily to decreased license and services revenues in Collections and Recovery Solutions.
  Scores revenues, which include the company's business-to-business (B2B) scoring solutions and associated professional services, and business-to-consumer (B2C) service, were $129.2 million in the second quarter, compared to $104.4 million in the prior year period, an increase of 24%. B2B revenue increased 27% and B2C revenue increased 15% from the prior year period.
  Decision Management Software revenues, which include Blaze Advisor®, Xpress Optimization, Decision Management Platform and related professional services, were $38.5 million in the second quarter compared to $32.0 million in the prior year period, an increase of 20%, due primarily to increased license and SaaS subscription revenues.

Outlook
Due to the lack of visibility related to the COVID-19 pandemic and recovery, the Company has withdrawn financial guidance at this time.

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its second quarter fiscal 2020 results and provide various strategic and operational updates. The call can be accessed at FICO's web site at www.fico.com/investors. A replay of the webcast will be available at our Past Events page through April 29, 2021.

About FICO
FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956 and based in Silicon Valley, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 165 US and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 100 countries do everything from protecting 2.6 billion payment cards from fraud, to helping people get credit, to ensuring that millions of airplanes and rental cars are in the right place at the right time.

Learn more at http://www.fico.com

Join the conversation at https://twitter.com/fico & http://www.fico.com/en/blogs/

FICO is a registered trademark of Fair Isaac Corporation in the US and other countries.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of COVID-19 on macroeconomic conditions and the Company's business, operations and personnel, the success of the Company's Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to protect such data, the failure to realize the anticipated benefits of any acquisitions, material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2019 and subsequent quarterly reports on Form 10-Q. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	September 30,
	2020	2019
ASSETS:
Current assets:
Cash and cash equivalents	$ 108,966	$ 106,426
Accounts receivable, net	307,307	297,427
Prepaid expenses and other current assets	67,398	51,853
Total current assets	483,671	455,706

Marketable securities and investments	21,138	21,865
Property and equipment, net	59,491	53,027
Operating lease right-of-use-assets	87,142	-
Goodwill and intangible assets, net	815,827	817,681
Other assets	84,863	85,169
	$ 1,552,132	$ 1,433,448

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$ 87,911	$ 55,572
Accrued compensation and employee benefits	68,507	106,240
Deferred revenue	114,406	111,016
Current maturities on debt	209,000	218,000
Total current liabilities	479,824	490,828

Long-term debt	738,632	606,790
Operating lease liabilities	77,485	-
Other liabilities	42,040	46,063
Total liabilities	1,337,981	1,143,681

Stockholders' equity	214,151	289,767
	$ 1,552,132	$ 1,433,448

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Revenues:
Transactional and maintenance	$ 240,702	$ 211,779	$ 461,076	$ 405,972
Professional services	47,905	50,555	91,930	91,363
License	19,364	15,900	53,469	43,155
Total revenues	307,971	278,234	606,475	540,490

Operating expenses:
Cost of revenues	88,139	85,568	178,897	161,634
Research & development	39,439	37,684	78,382	73,110
Selling, general and administrative	103,465	104,930	215,486	205,188
Amortization of intangible assets	1,202	1,503	2,998	3,005
Restructuring and acquisition-related	-	-	3,104	-
Total operating expenses	232,245	229,685	478,867	442,937
Operating income	75,726	48,549	127,608	97,553
Other expense, net	(13,262)	(8,575)	(23,249)	(20,423)
Income before income taxes	62,464	39,974	104,359	77,130
Income tax provision (benefit)	4,176	6,593	(8,850)	3,742
Net income	$ 58,288	$ 33,381	$ 113,209	$ 73,388

Basic earnings per share:	$ 2.00	$ 1.15	$ 3.89	$ 2.53
Diluted earnings per share:	$ 1.94	$ 1.10	$ 3.76	$ 2.42

Shares used in computing earnings per share:
Basic	29,194	29,074	29,109	29,017
Diluted	29,985	30,259	30,076	30,297

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	March 31,
	2020	2019
Cash flows from operating activities:
Net income	$ 113,209	$ 73,388
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	15,535	15,786
Share-based compensation	45,933	42,336
Changes in operating assets and liabilities	(66,649)	(36,624)
Other, net	13,831	1,760
Net cash provided by operating activities	121,859	96,646

Cash flows from investing activities:
Purchases of property and equipment	(13,166)	(10,644)
Net activity from marketable securities	(1,847)	(2,129)
Other, net	55	-
Net cash used in investing activities	(14,958)	(12,773)

Cash flows from financing activities:
Proceeds from revolving line of credit	156,000	138,000
Payments on revolving line of credit	(377,000)	(80,000)
Proceeds from issuance of senior notes	350,000	-
Proceeds from issuances of common stock	23,216	12,850
Taxes paid related to net share settlement of equity awards	(97,000)	(48,470)
Repurchases of common stock	(148,008)	(119,723)
Other, net	(7,552)	-
Net cash used in financing activities	(100,344)	(97,343)

Effect of exchange rate changes on cash	(4,017)	332

Increase (decrease) in cash and cash equivalents	2,540	(13,138)
Cash and cash equivalents, beginning of period	106,426	90,023
Cash and cash equivalents, end of period	$ 108,966	$ 76,885

REVENUE BY SEGMENT
(In thousands)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2020	2019	2020	2019

Applications revenues:
Transactional and maintenance	$ 97,789	$ 97,074	$ 196,626	$ 194,239
Professional services	35,134	35,981	69,157	67,443
License	7,356	8,760	26,674	27,792
Total applications revenues	$ 140,279	$ 141,815	$ 292,457	$ 289,474

Scores revenues:
Transactional and maintenance	$ 127,610	$ 102,363	$ 235,056	$ 187,184
Professional services	819	901	1,083	1,602
License	719	1,139	8,147	1,300
Total scores revenues	$ 129,148	$ 104,403	$ 244,286	$ 190,086

Decision Management Software revenues:
Transactional and maintenance	$ 15,303	$ 12,342	$ 29,394	$ 24,549
Professional services	11,952	13,673	21,690	22,318
License	11,289	6,001	18,648	14,063
Total decision management software revenues	$ 38,544	$ 32,016	$ 69,732	$ 60,930

Total revenues:
Transactional and maintenance	$ 240,702	$ 211,779	$ 461,076	$ 405,972
Professional services	47,905	50,555	91,930	91,363
License	19,364	15,900	53,469	43,155
Total revenues	$ 307,971	$ 278,234	$ 606,475	$ 540,490

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2020	2019	2020	2019

GAAP net income	$ 58,288	$ 33,381	$ 113,209	$ 73,388
Amortization of intangible assets	1,202	1,503	2,998	3,005
Restructuring and acquisition-related	-	-	3,104	-
Stock-based compensation expense	22,788	20,482	45,933	42,336
Income tax adjustments	(6,045)	(5,594)	(12,807)	(11,813)
Excess tax benefit	(11,925)	(2,501)	(33,943)	(15,734)
Non-GAAP net income	$ 64,308	$ 47,271	$ 118,494	$ 91,182

GAAP diluted earnings per share	$ 1.94	$ 1.10	$ 3.76	$ 2.42
Amortization of intangible assets	0.04	0.05	0.10	0.10
Restructuring and acquisition-related	-	-	0.10	-
Stock-based compensation expense	0.76	0.68	1.53	1.40
Income tax adjustments	(0.20)	(0.18)	(0.43)	(0.39)
Excess tax benefit	(0.40)	(0.08)	(1.13)	(0.52)
Non-GAAP diluted earnings per share	$ 2.14	$ 1.56	$ 3.94	$ 3.01

Free cash flow
Net cash provided by operating activities	$ 61,494	$ 47,789	$ 121,859	$ 96,646
Capital expenditures	(6,667)	(4,170)	(13,167)	(10,644)
Free cash flow	$ 54,827	$ 43,619	$ 108,692	$ 86,002

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid.  The presentation of these financial measures is not intended to be considered  in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons.  Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses.  We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

CONTACT: Investors/Analysts: Steve Weber, (800) 213-5542, investor@fico.com; Media: Greg Jawski, Porter Novelli, (212) 601-8248, greg.jawski@porternovelli.com